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                                                                     EXHIBIT 3.6


                              OPERATING AGREEMENT
                                      FOR
                              LDM HOLDINGS, L.L.C.
                      A MICHIGAN LIMITED LIABILITY COMPANY



     THIS OPERATING AGREEMENT is made and entered into as of December 10, 1996, by and among LDM Holdings, L.L.C., a Michigan limited liability company ("Company") and LDM Technologies, Inc., a Michigan corporation f/k/a LDM Industries Inc., and LDM Holding Canada, Inc., a Michigan corporation (individually "Member" and collectively "Members") who agree as follows:



                                   ARTICLE I
                                  ORGANIZATION


1.1  FORMATION


     The Company has been organized as a Michigan limited liability company pursuant to the Michigan Limited Liability Company Act, 1993 PA 23 ("Act") by the filing of Articles of Organization ("Articles") with the Michigan Department of Consumer and Industry Services-Corporation and Land Development Bureau.



1.2    NAME

     The name of the Company is LDM Holdings, L.L.C. The Company may also conduct its business under one or more assumed names.


1.3  PURPOSES

     The purpose of the Company is to engage in any activity for which limited liability companies may be formed under the Act. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.


1.4  DURATION

     The Company shall continue in existence for the period fixed in the Articles for the duration of the Company or until the Company dissolves and its affairs are wound up in accordance with the Act or this Operating Agreement.


1.5  REGISTERED OFFICE AND RESIDENT AGENT

     The Registered Office and Resident Agent of the Company shall be as designated in the initial or amended Articles. The Registered Office and/or Resident Agent may be changed from


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time to time.  Any such change shall be made in accordance with the Act. If the
Resident Agent resigns, the Company shall promptly appoint a successor.


1.6     INTENTION FOR COMPANY

     The Members have formed the Company as a limited liability company under the Act. The Members specifically intend and agree that the Company shall not be a partnership (including a limited partnership), association or any other venture, but a limited liability company under and pursuant to the Act. No Member or Manager shall be construed to be a partner or agent in the Company or a partner of any other Member, or person, and the Articles, this Operating Agreement, and the relationships created by and arising from them shall not be construed to suggest otherwise.



                                  ARTICLE II
         MEMBERSHIP INTERESTS, CAPITAL ACCOUNTS, CAPITAL CONTRIBUTIONS


2.1     MEMBERSHIP INTERESTS

     Each of the Members has made an initial capital contribution, and owns a membership interest in the Company ("Membership Interest") as specified below:



                                      Initial Capital
Name of Member                          Contribution         Membership Interest

LDM Technologies, Inc.                    $200                       66-1/3 %
LDM Holding Canada, Inc.                  $l00                       33-1/3 %
                                          ----                       ------
Total                                     $300                       100%
                                          ====                       ======


2.2     MEMBER'S CAPITAL ACCOUNTS

          2.2.1 The Company shall maintain a separate Capital Account for each Member, which Capital Account shall be:

               A. Increased for the amount of cash and fair market value of any property (net of any liabilities secured by the property that the Company assumes or takes subject to) contributed by the Member and for the Member's share of any income or gain of the Company; and


               B. Decreased for the amount of any cash and fair market value of any property (net of any liabilities secured by the property that the Member assumes or takes subject to) distributed to the Member, for the Member's share



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          of any losses and deductions of the Company and for any expenditures under IRC Section 705(a)(2)(B).



          2.2.2 In the event that a Membership Interest, or any portion thereof, shall be transferred in accordance with this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor Member or any portion thereof so transferred.



          2.2.3 All of the foregoing provisions regarding the establishment and maintenance of Capital Accounts are intended to comply with Treas Reg
     Section 1.704-1(b)(2)(iv) and shall be interpreted and applied to comply with said Treasury Regulation. The Members further agree to make such adjustments to the Capital Accounts as may be necessary or appropriate in order to comply with said Treasury Regulation.



          2.2.4 Except as otherwise expressly provided herein or under the Act, no Member shall be entitled to receive any interest or return on any contributions to the Company or on the Members' Capital Accounts, nor shall any Member have any interest, right or claim in or to any assets of the Company.



2.3  ADDITIONAL CONTRIBUTIONS BY MEMBERS

     Although no Member shall be required to contribute additional funds to the Company, the Members acknowledge that the business of the Company may not produce sufficient income to discharge its operating costs and that additional cash contributions may be necessary to pay the obligations of the Company as they become due. Accordingly, should the Members determine that it is necessary or appropriate to raise additional funds, then the following provisions shall apply:



          2.3.1 The Company shall issue a written notice of capital request ("Notice of Capital Request") to each Member to contribute additional funds to the Company. The Notice of Capital Request shall include the following information:



               A. The total amount of capital requested from all of the Members ("Total Capital Request");



               B. Each Member's share of the Total Capital Request, which shall be determined by multiplying the Total Capital Request by the Membership Interest of each Member ("Member Capital Contribution"); and



               C. The date on or before which the Member Capital Contribution shall be due, which date shall not be less than thirty
          (30) days from the date of the Notice of Capital Request.



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          2.3.2      Should any Member neglect, fail or refuse to timely
     contribute any portion of such Member's Capital Contribution ("Delinquent Member"), then the Company shall so notify the other Members ("Member Notice") and the other Members who have paid their Member's Capital Contribution in full ("Non-Delinquent Members") shall have the option to contribute the Delinquent Member's Capital Contribution on a pro-rata basis (in accordance with the then respective Membership Interest of each other Non-Delinquent Member as compared to the total Membership Interests of all Non-Delinquent Members). In the event that any Non-Delinquent Member neglects, fails or refuses to contribute the Member's pro-rata share of the Delinquent Member's Capital Contribution within thirty (30) days of the Member Notice, then all other Non-Delinquent Members shall have the right to contribute the remaining deficiency in the Delinquent Member's Capital Contribution on a pro-rata basis (as to all such other Non-Delinquent Members and in the manner hereinabove provided), which procedure shall be repeated until the Delinquent Member's Capital Contribution is satisfied or all Non-Delinquent Members fail to contribute any additional capital.

          2.3.3 The Membership Interests of the Members shall be adjusted so that the Membership Interest of each Member shall equal an amount determined by the following formula:


        Aggregate Capital Contributions of Member
        ----------------------------------------------
        Aggregate Capital Contributions of All Members     X     100



                                  ARTICLE III
                           ADMINISTRATIVE PROVISIONS


3.1  BOOKS OF ACCOUNT

     At all times during the continuance of the Company, the Company shall keep or cause to be kept full and true books of account, which shall reflect each transaction of the Company. Such books of account, together with a list of the names and addresses of each Member, a copy of the Articles, copies of the Company's financial statements and federal, state and local tax returns and reports for the three most recent fiscal years, and copies of records that would enable a Member to determine the Member's Membership Interests and relative voting rights, shall be maintained at all times at the registered office of the Company and shall be open to reasonable inspection and examination of the Members or their duly authorized representatives at the registered office of the Company during reasonable business hours upon reasonable notice to the Company. The Company may engage certified public accountants to assist in the preparation of the Company's books and financial statements, and to render such other services requested by the Company.



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3.2  REPORTS

     The Company shall endeavor to furnish to each Member within ninety (90) days after the end of each fiscal year or as soon as practical after such ninety
(90) day period, an annual report of the business and operations of the Company during such year, together with such information as may be necessary for the preparation of each Member's federal and state income or other tax returns.
Such annual report shall contain a copy of the annual financial statement of the Company showing the gross receipts and expenses and profit or loss and allocation thereof to each Member for the year.

3.3  FISCAL YEAR AND ACCOUNTING METHOD

     The fiscal year of the Company shall be the calendar year. The books and records of the Company shall be kept on the accrual method.



3.4  TAX MATTERS MEMBER; MEMBER TAX RETURNS

          3.4.1 As used in this Operating Agreement, "Tax Matters Member" has the same meaning as the term "tax matters partner" as set forth in the Internal Revenue Code of 1986 or successor law ("IRC"), Section 6231(a)(7). Richard J. Nash is hereby designated Tax Matters Member for the Company.


          3.4.2 The Tax Matters Member designated pursuant to subsection 3.4.1 hereof shall have full power and authority to act as such for the Company and the Members, with all the rights and responsibilities of that position described in IRC Section 6222 through IRC Section 6233, except, however, to the extent IRC Section 6224(c)(3)(B) provides certain rights and privileges to the non-tax matters partners of a Company. The duty of the Tax Matters Member to keep each Member informed of administrative and judicial proceedings involving tax issues relating to the Company, its property or business shall be limited to a duty to inform each Member of the beginning, completion and results of such proceedings.


          3.4.3 The Tax Matters Member shall in no event be liable for loss or damage to the Company or any Member arising from the exercise of any of the Members' rights and/or the performance of any of the Members' responsibilities referred to in this Section. To the fullest extent permitted by law, the Company shall indemnify the Tax Matters Member from any and all claims, liabilities, costs and expenses, including, without limitation, reasonable attorney fees, incurred by him or her in connection with any act or omission as the Tax Maters Member other than acts or omissions which constitute fraud, breach of fiduciary duty, willful or intentional misconduct, gross misconduct or a breach of this Operating Agreement.



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          3.4.4      Each Member shall reflect on the Member's  individual
     income tax returns all items of income, gain, loss deduction or credit relating to the Company, its property or business in a manner which is consistent with the treatment of such items on the Company returns.

3.5  BANK ACCOUNTS

     One or more Company bank accounts may be established, and checks issued on such accounts shall be signed by one or more Members who shall be designated by the Members.

                                   ARTICLE IV
                                TAX ALLOCATIONS

4.1  ALLOCATION OF PROFITS AND LOSSES

          4.1.1 Profit and loss from Operations. After giving effect to the allocations set forth in Sections 4.2, 4.3 and 4.4 hereof, any income, gain, loss, deduction or credit of the Copmany ("Profits and Losses"), except as otherwise provided under Sections 4.1.2 and 4.1.3 hereof, shall be allocated among the Members in accordance with their Membership Interests.

          4.1.2 Income and Gain from Capital Sale. Any income or gain arising from the sale of all or substantially all of the assets of the Company ("Capital Sale") shall be allocated in the following order:

               A. First, to those Members having negative Capital Account balances, pro-rata in proportion to their respective negagive Capital Account balances, to the extent of such negative Capital Account balances;

               B. Second, to the Members in proportion to their respective unreturned capital contributions, until their Capital Account balances shall equal the amount of their respective unreturned capital contributions;

               C. Third, to the Members, so that their Capital Account balances are, as nearly as possible, in the same ratios as their respective Membership Interests; and

               D. Last, to the Members in proportion to their respective Membership Interests.

          4.1.3 Loss from Capital Sale. Any loss arising from a Capital Sale shall be allocated in the following order:



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               A.      First, to the Members so that their Capital Account
          balances are, as nearly as possible, in the same ratio as their respective Membership Interests;

               B. Second, to those Members having positive Capital Account balances, in proportion to and to the extent of, their respective positive Capital Account balances; and

               C. Last, to the Members in accordance with their respective Membership Interests.


4.2  REGULATORY ALLOCATIONS

     The following regulatory allocations shall be made as follows:

          4.2.1 Minimum Gain Chargeback. To the extent and in the manner required by Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be allocated items of Company income or gain for such fiscal year (and, if necessary, subsequent fiscal years) equal to such Member's share of the net decrease in Company Minimum Gain determined under Treasury Regulation Section 1.704-2(g). This Section 4.2.1 is intended to comply with the minimum gain Chargeback requirements of Treasury Regulation
     Section 1.704-2(f) and shall be interpreted consistently therewith.

          4.2.2 Member Minimum Gain Chargeback. To the extent and in the manner required by Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain, each Member with a share of such Member Minimum Gain shall be allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in amount equal to such Member's share of the net decrease in Member Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulations 1.704-2(i)(4) and 1.704-2(j)(2). This section 4.2.2 is intended to comply with the minimum gain Chargeback requirement of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          4.2.3 Qualified Income Offset. Any Member who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), shall be allocated items of Company income and gain in amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in the Capital Account of such Member as quickly, as possible.

          4.2.4 Company Non-Recourse Deductions. Any Company Non-Recourse Deductions shall be allocated among the Members in accordance with Treasury Regulation Section 1.704-2(e).


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          4.2.5     Member Non-Recourse Deductions.         Member Non-Recourse
     Deductions shall be allocated to the Members who bear the economic risk of loss with respect to the Member Non-Recourse Debt to which Member Non-Recourse Deductions are attributable in accordance with Treasury Regulation Section l.704-2(i)(1).

4.3  ALLOCATIONS REGARDING CONTRIBUTED PROPERTY

     Items of income, gain, loss and deduction with respect to any property contributed to the Company by any Member shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such propery to the Company for federal income tax purposes and its value for Capital Account purposes in accordance with IRC Section 704(c) and the Treasury Regulations thereunder. In the event the value of said property is later adjusted, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and such adjusted value in accordance with any method permitted by IRC Section 704(c) and the Treasury Regulations thereunder.


4.4      CURATIVE ALLOCATIONS

          4.4.1 The allocations contained in Section 4.2 hereof (the "Regulatory Allocations") are necessary to comply with the requirements of the Treasury Regulations. To the maximum extent possible, the Regulatory Allocations shall be offset by other items of Company income, gain, loss or deduction so that, after such offsetting allocations are made, the Members' Capital Account balances are, to the extent possible, equal to the Capital Account balances the Members would have if the Regulatory Allocations were not made and all items of Profit and Loss were allocated in accordance with each Member's respective Membership Interest.

          4.4.2 The tax allocation provisions under this Article IV are intended to produce final Capital Account balances upon liquidation of the Company ("Target Final Balances") that will cause all liquidating distributions under Section 5.2 of this Operating Agreement to be allocated to the Members in the same manner as non-liquidating distributions under Section 5.1 hereof. To the extent that the tax allocation provisions under this Article IV would not produce such result, the Members agree to any special and/or corrective allocations of one or more items of the Profits and Losses necessary to produce the Target Final Balances and avoid any distortion in the manner in which the Members intend to share distributions from the Company.



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4.5  DEFINITIONS

     For purposes of this Operating Agreement, the following definitions shall apply:

          4.5.1 "Company Non-Recourse Deductions" has the same meaning as provided in Treasury Regulation Section 1.704-2(b)(1).

          4.5.2 "Member Non-Recourse Deductions" has the same meaning as provided in Treasury Regulation Section 1.704-2(i)(2).

          4.5.3 "Member Non-Recourse Debt" has the same meaning as provided in Treasury Regulation Section 1.704-2(b)(4).

          4.5.4 "Member Minimum Gain" means an amount, with respect to any Member Non-Recourse Debt, as determined in accordance with Treasury Regulation Section l.704-2(i)(3).

          4.5.5 "Company Minimum Gain" has the same meaning as provided in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

4.6  INTERPRETATION

     The Members intend that the allocations of the Profits and Losses of the Company shall be applied in a manner consistent with IRC Section 704 and the Treasury Regulations thereunder, and the provisions of this Article IV shall be interpreted in a manner consistent therewith.

                                   ARTICLE V
                                 DISTRIBUTIONS

5.1  NON-LIQUIDATING DISTRIBUTIONS

     The Members may, in their discretion, make distributions to the Members from time to time. Distributions may be made only after the Members determine that the Company has cash on hand exceeding the Company's current and anticipated needs (including operating expenses, debt service, capital expenditures, establishment of reserves and other needs) which shall not be retained in order to pursue any existing, potential or future business or investment opportunities. All non-liquidating distributions shall be made to the Members in accordance with their Membership Interests. Distributions shall be in cash or property, or both, as the Members determine. No distribution shall be declared or made if, after giving it effect, the Company would


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not be able to pay its debts as they became due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities.

5.2  LIQUIDATING DISTRIBUTIONS

     Notwithstanding Section 4.2.1 of this Operating Agreement, in the event that the Company is liquidated under Section 9.3 hereof or is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), then all distributions shall be made to the Members who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), but only after such Capital Accounts have been adjusted for all contributions and distributions, and all allocations under Article IV for all periods.

                                   ARTICLE VI
                                   MANAGEMENT

6.1    MANAGEMENT OF COMPANY

     The business and affairs of the Company shall be managed by the Members in accordance with the affirmative vote or written consent of any Member(s) holding a majority of the total Membership votes entitled to vote. Unless a greater vote is expressly provided for herein, all approvals, consents, decisions, actions and determinations by the Members, whether required or provided under this Operating Agreement or the Act, shall be made upon and require the approval of the affirmative vote or written consent of a majority of all votes held by the Members entitled to vote thereon as provided under Section 6.2 hereof. Without limiting the generality of the foregoing, subject to the limitations and restrictions set forth in this Operating Agreement, the business and affairs of the Company, including, without limitation, the following specific rights, actions and powers, shall be conducted by the affirmative vote or written consent of a majority of all votes held by the Members entitled to vote thereon:

          6.1.1 Acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

          6.1.2 Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage or lease any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company;

          6.1.3 Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance, and operation of property, or in connection with managing the affairs of the Company,


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     including executing amendments to this Operating Agreement in accordance with the terms of this Operating Agreement;

               6.1.4 Borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any property;




               6.1.5 Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber property of the Company;



               6.1.6 Maintain, invest and/or distribute funds to the Members in accordance with the provisions of this Operating Agreement;



               6.1.7 Contract on behalf of the Company for the employment and service of employees and/or independent contractors, such as lawyers, consultants and accountants;



               6.1.8 Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to property and Member's liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed under the Act;



               6.1.9 Institute, prosecute, defend, settle, compromise or dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against the Company, the property of the Company, in connection with activities arising out of, connected with, or incidental to this Operating Agreement, the Company or the business of the Company, and to engage counsel or others in connection therewith.

6.2  MEMBER VOTING; CONSENT



     For purposes of voting and acting by written consent on any matter submitted to the Members as provided under this Operating Agreement or the Act, each Member shall have the right to vote that number of votes determined by multiplying the Membership Interest of each Member by one hundred (100). Notwithstanding anything contained in this Operating Agreement to the contrary, any approval, consent, action, decision or determination required or permitted under this Operating Agreement or the Act to be taken by a vote of the Members may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by any Member(s) having a majority of the total Membership votes.


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6.3  OPERATING RESTRICTIONS

          6.3.1 Except as may otherwise be approved by a vote of the Members entitled to vote thereon, no loans or guarantees of loans shall be made by the Company to any Member.

          6.3.2 No rebates, kickbacks, or reciprocal arrangements may be received or entered into by any Member.

          6.3.3 Except as may otherwise be approved by a vote of the Members entitled to vote thereon, all property in the form of cash not otherwise invested shall be deposited for the benefit of the Company in one or more accounts of the Company, maintained in such financial institutions as the Member shall determine or shall be invested in short-term liquid securities or other cash-equivalent assets, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Members may determine from time to time.



6.4  RESTRICTIONS ON MEMBERS

     Each Member hereby covenants and agrees that he shall not engage in any of the following acts without the prior vote or written consent of
Members:

          6.4.1 Cause or permit the Company to engage in any activity that is not consistent with the purpose of the Company as set forth in Section
     1.3 of this Operating Agreement;

          6.4.2 Engage in any act or cause the Company to engage in any act or otherwise operate in any manner, which is in contravention of this Operating Agreement; and

          6.4.3 Engage in any act or transaction on behalf of or otherwise binding the Company.

6.5     COMPENSATION AND EXPENSES

     Except as approved by a vote of the Members entitled to vote thereon, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company, nor shall any Member be reimbursed for any expenses incurred by such Member on behalf of the Company.



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6.6    RELATED PARTY TRANSACTIONS

     The Company may engage any Member, or persons or firms affiliated or associated with any Member for specific purposes and may otherwise deal with the Members on such terms and compensation as established by the Members.

6.7    MEETINGS OF MEMBERS

     Meetings of the Members of the Company may be called at any time by Members holding at least 25% of the total Membership votes for any purpose. Such Member(s) shall give written notice to the Members that a meeting will be held at a time and place fixed in the notice, which is not less than fifteen (15) days nor more than sixty (60) days after the receipt of such request and stating the purpose(s) of the meeting.

                                  ARTICLE VII
                      MEMBER LIABILITY AND INDEMNIFICATION

7.1    LIABILITY OF MEMBERS

     No Member shall have any personal liability whatsoever to the Company or to its Members or creditors for any debts, liabilities or obligations of the Company except as expressly provided in this Operating Agreement or as under the Act. Notwithstanding anything contained in this Operating Agreement to the contrary, no Member shall be personally liable for either the return of the capital contributions of any other Member or the repayment of loans or advances (or any interest thereon) to the Company by any Member, it being expressly understood that any such return or repayment shall be made solely from the Company assets. No Member shall be liable to the Company or any Member for any loss on account of any action or inaction by a Member provided such action or inaction was taken in good faith and does not constitute willful misconduct or gross negligence.

7.2    INDEMNIFICATION OF MEMBERS

          7.2.1 In any threatened, pending or completed action, suit or proceeding, or other civil, criminal, investigative or administrative action, brought by or in the name or right of the Company, to which any Member was or is a party or is threatened to be made a party, the Company shall indemnify the Member against the expenses, including attorneys' fees, actually and reasonably incurred by the Member in connection with the defense or settlement of such action, suit or proceeding if such Member acted in good faith and in a manner the Member reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification shall be made in respect to any claim, issue or matter as to which the Member shall have been adjudged to be liable for fraud, gross negligence, breach of this Operating Agreement, willful or



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     wanton misconduct, the receipt of a financial benefit which the Member is not entitled, the liability of a Member for a violation of Section 4308 of the Act, any act or omission occurring prior to the date of this Operating Agreement or breach of fiduciary obligation in the performance of any duty to the Company, or, with respect to any knowing violation of law or any criminal action or proceeding, where the Member had reasonable cause to believe the Member's conduct was unlawful, except to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite such adjudication of liability, in view of all circumstances of the case, the Member is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Any indemnification shall only be made from Company assets.

          7.2.2 In any threatened, pending or completed action, suit or proceeding to which the Member was or is a party or is threatened to be made a party by reason of the fact that the Member is or was a Member of the Company (other than an action by or in the right of the Company) involving an alleged cause of action for damages arising from the activities relative to management and disposition of the Company properties and business, the Company shall indemnify the Members against expenses, including attorneys' fees, judgments and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if the Member acted in good faith and in a manner the Member reasonably believed to be in or not opposed to the best interests of the Company and provided that the Member's conduct does not constitute fraud, gross negligence, breach of this Operating Agreement, willful or wanton misconduct, the receipt of a financial benefit which the Member is not entitled, the liability of a Member for a violation of Section 4308 of the Act, any act or omission occurring prior to the date of this Operating Agreement or a breach of any fiduciary obligation to the Company. The termination of any action, suit or proceeding by settlement shall not, of itself, create a presumption that the Member did not act in good faith and in a manner which the Member reasonably believed to be in or not opposed to the best interest of the Company. Any indemnification shall only be made from Company assets.

          7.2.3 The termination of any action, suit or proceeding by judgment, order, conviction or upon a plea of nolo contendere, or its equivalent, shall create a presumption that the act or omission was done fraudulently or in bad faith, or as a result of wanton or willful misconduct, or with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the Member's conduct was unlawful.

                                  ARTICLE VIII
                       TRANSFERS OF MEMBERSHIP INTERESTS
                              ADMISSION OF MEMBERS

8.1  RESTRICTIONS ON TRANSFERS

     The Members agree that they will not, whether voluntarily, involuntarily or by operation of law, sell, transfer, assign, encumber, pledge, convey or otherwise dispose of part or all of the Membership interests owned by them, or hereafter acquired by them, except pursuant to the terms of this Operating Agreement. Any encumbrance, pledge, assignment, sale, transfer or other disposition of such Membership Interest contrary to this Operating Agreement shall be null and void and of no effect whatsoever.

8.2  SALE PURSUANT TO BONAFIDE OFFER

     In the event that any Member ("Selling Member") shall desire for any reason to sell part or all of such Member's Membership Interest pursuant to a bonafide offer, the Selling Member shall immediately provide the Company and each of the Members with written notice of such bonafide offer, along with copies of all agreements and documents related thereto. For a period of thirty (30) days following the receipt of such written notice and documents, the Company shall have the exclusive right and option ("First Option") to elect to purchase and liquidate the Membership Interest subject to the bonafide offer at the same price and terms as contained in the bonafide offer. If the Company shall fail to exercise the First Option, then for an additional thirty (30) day period, the other Members of the Company shall have the exclusive right and option to elect to purchase the Membership Interest subject to the bonafide offer ("Second Option") upon the terms as contained in the bonafide offer, which Members shall purchase such interest on a "Pro-Rata Basis" (as hereinafter defined). If the other Members shall fail to exercise the Second Option, then the Selling Member may sell the Membership Interest subject to the bonafide offer to the purchaser named therein ("Purchaser"), but only strictly in accordance with all of the terms and provisions of said bonafide offer and only upon compliance with all of the following conditions:

          8.2.1 Prior to the sale of any Membership Interest, the Selling Member shall provide to the Company, an opinion of counsel, in form and substance satisfactory to counsel for the Company, that neither the offering nor the sale of such Membership Interest (i) violates any provision of federal or state securities laws or comparable laws or causes the loss of any exemption from federal or state securities laws which may be available with respect to any of the Membership Interests, (ii) violates the Act or other laws of the state governing the Company, or (iii) results in the termination of the Company for federal income tax purposes;

          8.2.2 The Purchaser shall furnish to the Company, the Purchaser's taxpayers' identification number and any and all other information necessary or appropriate for the Company to file all required federal and state tax returns;

          8.2.3 The Purchaser shall execute and deliver to the Company, an agreement, in form and substance satisfactory to the Company, whereby the Purchaser agrees to be bound by all of the terms and provisions of this
     Article VIII and agrees that the Membership Interest acquired by the Purchaser shall be subject to all of the transfer restrictions herein;

          8.2.4 The Selling Member or Purchaser shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with the transfer of the Membership Interest and/or in assuring compliance with the terms and provisions of this Article VIII in connection with said transfer; and

          8.2.5 In the event that the sale of the Membership Interest subject to the bonafide offer is not consummated within sixty (60) days following the expiration of the Second Option, the Selling Member must again comply with all the terms and provisions of Section 8.2 (including, without limitation, the First Option and Second Option) prior to any sale or disposition of such Membership Interest.

     Notwithstanding compliance with all of the provisions of this Section 8.2, no Purchaser shall be admitted as a Member of the Company except pursuant to
Section 8.6 hereof.

8.3  MANDATORY OFFER UPON DEATH OR WITHDRAWAL

     Upon the death or withdrawal of any Member ("Terminating Member"), the Company shall have the option for a period of sixty (60) days to elect to purchase and liquidate the Membership Interest of the Terminating Member for the purchase price and upon the terms as hereinafter provided. In the event that the Company shall fail to exercise the foregoing option, the remaining Members shall, for an additional thirty (30) day period, have the option to elect to purchase the Membership Interest of the Terminating Member on a Pro-Rata Basis as hereinafter defined. The purchase price for the purchase of a Terminating Member's Membership Interest shall be equal to the fair market value of such Membership Interest on the date of the Terminating Member's death, and shall be payable by the delivery of ten (10) percent of the purchase price payable in cash at the closing, with the unpaid balance of the purchase price payable in twenty (20) equal quarterly installments, together with interest thereon at the prime rate of interest as established by Comerica Bank, which rate shall be adjusted annually to said prime rate in effect on each anniversary of the closing date. The unpaid balance of the purchase price shall be evidenced by a non-negotiable promissory note of the purchaser(s) which shall provide for commercially reasonable terms and provisions, including, without limitation, the right of the maker to prepay part or all of the note at any time without penalty, and the right of the holder thereof to accelerate the balance due upon a default which remains uncured for a period of forty-five (45) days. The closing on the sale of the Membership Interest pursuant to this Section shall take place within thirty (30) days following the exercise of the option to purchase the Membership Interest or the establishment of the purchase price for the Membership Interest as provided herein, if later.


     If the Terminating Member (or the Member's representative) and the purchaser(s) of the Terminating Member's Membership Interest cannot agree upon the fair market value of the Terminating Member's Membership Interest within ten
(10) days following the exercise of the option to purchase same, then the Terminating Member (or the Member's representative) and the purchaser(s) (and in the event of more than one (1) purchaser, all the purchasers shall be treated as one (1) party for purposes of the balance of this Section) shall each appoint a mutually agreeable appraiser to establish the fair market value of said Membership Interest, which fair market value shall be the purchase price thereof. Such appraiser shall submit a written appraisal of the fair market value of the Terminating Member's Membership Interest within thirty (30) days after the appraiser's appointment, which appraisal shall be final and binding upon the parties and enforceable by the issuance of appropriate orders by a court of competent jurisdiction. If the parties cannot agree upon a mutually agreeable appraiser within the allotted time period, then each party shall, within fifteen (15) days thereafter, designate one (1) qualified independent appraiser by written notice to the other party containing the name of such appraiser. The appraisers so designated shall themselves, within ten (10) days, designate a third qualified independent appraiser ("Independent Appraiser"). Each of the three (3) appraisers shall submit, within thirty (30) days after all the appraisers have been designated, a written appraisal of the fair market value of the Terminating Member's Membership Interest. The numerical average of the two (2) closest appraisals shall determine the fair market value of same and shall be final and binding upon the parties and enforceable by the issuance of appropriate orders by a court of competent jurisdiction. The appraisal which is not one of the two (2) numerically closest appraisals shall be rejected. Each party shall pay the costs and expenses of the respective appraiser and the party whose appraisal is rejected shall pay the costs and expenses of the Independent Appraiser.



     In the event that the appraisal of the Independent Appraiser is rejected, then the costs and expenses of such appraiser shall be borne by the parties equally. In the event that one (1) party fails, refuses, or otherwise neglects to appoint an appraiser, the other party's appraiser shall solely determine the fair market value of the Terminating Member's Membership Interest and such determination shall be final and binding upon the parties. In the event that the Membership Interest of a deceased Member is not purchased pursuant to the foregoing options, the Membership Interest may be validly transferred and conveyed to such Terminating Member's successor, estate, beneficiaries or heirs, as applicable ("Successor"), but such Membership Interest shall be and remain subject to all of the terms, provisions and restrictions of this Article VIII, and such Successor shall not be admitted as a Member except pursuant to
Section 8.6 hereof. In the event that the Membership Interest of a withdrawn or expelled Member is not purchased pursuant to the foregoing option, then such Member shall remain a Member in the Company and such withdrawal or expulsion shall have no effect.

8.4  INVOLUNTARY TRANSFERS

     The Membership Interests of the Members shall not be subject to any involuntary transfer whatsoever. In the event that any Member suffers any involuntary transfer or purported involuntary transfer of part or all of the Member's Membership Interest, including, but not limited to, transfers resulting from bankruptcy, creditor attachment, insolvency, divorce or separation, then the Company shall have the option for a period of six (6) months to elect to purchase and liquidate said Membership Interest pursuant to the terms and provisions of Section 8.3 hereof, on the same basis as if the Member suffering such involuntary transfer or purported involuntary transfer became a Terminating Member. In the event the Company shall not exercise the foregoing option, then the remaining Members shall have the option pursuant to the terms and provisions of Section 8.3 hereof for an additional period of ninety (90) days, to elect to purchase said Membership Interest, on the same basis as if the Member suffering such involuntary transfer or purported involuntary transfer became a Terminating Member.



8.5  TRANSFEREE'S RIGHTS

     Notwithstanding the voluntary or involuntary sale, transfer, assignment, encumbrance, pledge, conveyance or other disposition of part or all of any Membership Interest, whether or not in compliance with the provisions of this
Article VIII, under no circumstances shall any actual or purported purchaser, assignee, transferee, Successor, creditor or other party (collectively "Transferee") be admitted as a substitute Member, except in accordance with
Section 8.6. No Transferee shall have any right to vote or participate in the affairs of the Company, to receive any Company information or an accounting of Company funds or affairs, or to be admitted as a Member, nor shall such Transferee have any rights as a Member under the Act or this Operating Agreement. Any Transferee acquiring a Membership Interest in compliance with
Article VIII ("Qualifying Transferee") shall be entitled only to the allocations and distributions provided to such Membership Interest in accordance with this Operating Agreement.



8.6  ADMISSION AS MEMBER

     A Qualifying Transferee shall be admitted to the Company as a substitute Member only upon satisfaction of all of the following terms and conditions:



          8.6.1 The Members shall unanimously consent to the admission of the Qualifying Transferee as a Member;




          8.6.2 The Qualifying Transferee shall execute an amendment to this Operating Agreement agreeing to be bound by all the terms and provisions of this Operating Agreement; and

          8.6.3 The Qualifying Transferee shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with the Member's admission to the Company.



8.7  RIGHT OF WITHDRAWAL

     The Members have agreed to the provisions of this Article VIII which shall govern the disposition of their Membership Interests to the exclusion of any other rights the Members may have under the Act to receive any payment or distribution upon the disposition of their Membership Interests or upon the death, expulsion or withdrawal of any Member. The Members hereby waive any right under the Act to receive any payment or distribution upon any actual or purported withdrawal and agree not to withdraw from the Company unless the Membership Interest of the withdrawing Member is acquired pursuant to Section 8.3.




8.8  DEFINITION OF "PRO-RATA BASIS"

     For purposes of this Operating Agreement, the term "Pro-Rata Basis" with reference to the purchase of any Membership Interest by any of the Members ("Remaining Members") shall mean (i) pursuant to the unanimous written agreement of the Remaining Members, or (ii) pursuant to each of the Remaining Members' respective Membership Interests in the total outstanding Membership Interests of the Company (excluding any Membership Interest owned by the Selling Member or Terminating Member), and in the event that one (1) or more of the Remaining Members shall decline to purchase the Member's entire share of the Membership Interest being sold ("Declining Member"), then such unpurchased Membership Interest shall again be offered to the Remaining Members (other than any Declining Member), in accordance with their respective Membership Interests in the total outstanding Membership Interests of the Company (excluding the Membership Interests of any Selling, Terminating or Declining Member), and the foregoing process shall be repeated until none of the Remaining Members wishes to purchase any additional Membership Interest.



                                   ARTICLE IX
                          DISSOLUTION AND LIQUIDATION

9.1  DISASSOCIATION OF A MEMBER

     For purposes of this Operating Agreement, the "Disassociation" of a Member shall mean the death, withdrawal, expulsion, bankruptcy, dissolution of any Member or any other event that terminates the continued membership of the Member in the Company.

9.2  DISSOLUTION

     The Company shall be dissolved upon the occurrence of any of the following events:

          9.2.1   The Disassociation of a Member.

          9.2.2   The arrival of the termination date specified in Section 1.4;

          9.2.3   Any event in which causes there to be only one (1) Member;


          9.2.4 The affirmative vote of the Members holding more than 50% of all Membership votes to dissolve, wind up and liquidate the Company; or


          9.2.5 Any other event making it unlawful or impossible for the Company to conduct business or causing the dissolution or the Company under the laws of the State of Michigan.



9.3  LIQUIDATION UPON DISSOLUTION

     Upon the dissolution of the Company by the occurrence of any event described in Section 9.2 hereof, the Member or such other person, who shall be designated within 60 days of such event by the Members (which Member or designated person shall, for purposes hereof, be referred to as the "Liquidation"), shall wind up its affairs and apply and distribute the proceeds of such liquidation: first, to discharge and/or establish reserves for the obligations of the Company to creditors other than the Members; second, to discharge the obligations of the Company to Members who are creditors of the Company; and third, to the Members as provided in Section 5.2 hereof.



                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1    AMENDMENTS

     Amendments to this Operating Agreement may be proposed by any Member by submitting to the Members a verbatim statement of any proposed amendment.
Any such proposed amendment shall become effective upon approval by Members owning a seventy five percent (75%) of the total Membership votes. Notwithstanding the foregoing, unless unanimously approved by all Members, no amendment to this Operating Agreement shall (i) cause the Company to lose its status as a limited liability company under the Act or be taxed for federal income tax purposes as a corporation or association, (ii) change the term of the Company, (iii) change any Member's Membership Interest (except in accordance with Section 3.2 hereof) or directly and adversely impact any Member's Membership Rights, or (iv) change the provisions of this Section 10.2.



10.2 INVESTMENT AND SECURITY MATTERS

     Each of the Members hereby represent, acknowledge and agree as of the date of this Operating Agreement and as of the date on which any of them may acquire additional Membership Interests in the Company under this Operating Agreement that:

          10.2.1 Each of the Members is a resident of the state of Michigan and that the principal office and place of business of the Company is also in the state of Michigan.



          10.2.2 The Membership Interests in the Company are not and will not be registered under either the Securities Act of 1933 or any applicable state securities law and, therefore, cannot be resold or transferred unless registered or unless an exemption from registration is available thereunder.



          10.2.3 The Company has not agreed to register any of the Membership Interests in the Company for distribution in accordance with the provisions of the Securities Act of 1933 or any applicable state securities law and, the Company has not agreed to comply with any exemption from registration under the Securities Act of 1933 or any applicable state securities law for the sale or transfer of such Membership Interests. Consequently, the Members may be required to hold the Membership Interests indefinitely, unless and until registered under the Securities Act of 1933 and any applicable state securities law, or unless and until an exemption from registration is available, in which case the Members may still be limited as to the amount of Membership Interests that may be sold or transferred. In any case, the Members each agree that they will not sell, assign, pledge, hypothecate, donate or otherwise transfer any membership interest in the Company unless in compliance with this Operating Agreement and, in no case, whether or not for consideration, unless and until such membership interest is registered or determined to be exempt from registration on the basis of a favorable opinion of the Company's counsel and/or submission to the Company of such other evidence as may be satisfactory to such counsel that any such transfer shall not be in violation of the Securities Act of 1933 or any applicable state securities law.

          10.2.4 Each Member has had full and complete access to any and all of the information pertaining to the Company and the Member's investment in the Membership Interests in the Company has considered appropriate. Each Member has received and reviewed, to the Member's satisfaction, and is familiar with, the contents of all the agreements, reports, financial statements and other materials relating to the Company and the Membership Interests which the Member has considered appropriate.

          10.2.5 Each Member has had an opportunity to ask questions and receive answers concerning their investment in the Membership Interests in the Company and to obtain any additional information which the Company possesses or can obtain without unreasonable effort and expense that might be necessary in the Member's judgment to verify any information which has been provided to the Member.



          10.2.6 There are restrictions on the transferability of the Membership Interests in the Company, there is no established public market for such Membership Interests and, accordingly, it may not be possible to liquidate such Membership Interests readily, or at all, in case of an emergency or otherwise.




          10.2.7 An investment in the Membership Interests in the Company involves a certain degree of risk and each Member has taken full cognizance of and understands all of the risks associated with the investment. The investment will be highly speculative and no assurance has or can be given with respect to the suitability or performance of the investment.



          10.2.8 Each Member has such knowledge and experience in financial and business matters that each Member is capable of evaluating the merits and risks associated with the investment in the Membership Interests in the Company or that each Member has obtained the advice of an attorney, certified public accountant or registered investment advisor with respect to the investment.



          10.2.9 Each Member has adequate means of providing for the Member's own current needs and possible personal contingencies and the Member has no need for liquidity in the Member's investment in the Membership Interests in the Company and the Member is able to bear the economic risks of the investment for an indefinite period.



          10.2.10 Each Member has acquired Membership Interests in the Company for the Member's own account for investment purposes only and not for the account of others and not with a view to the distribution or transfer thereof.



          10.2.11 No federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation or endorsement of the Membership Interests of the Company.



          10.2.12 The Membership Interests in the Company have not been offered or sold by means of any general advertising or general solicitation.



          10.2.13 No commission has not been paid or given directly or indirectly for soliciting any Member's investment in the Membership Interests in the Company.

10.3 GOVERNING LAW

     This Operating Agreement shall be governed by and construed in accordance with the laws of the State of Michigan notwithstanding the fact that any party is or may hereafter become domiciled in a different state or jurisdiction.

10.4 WAIVER OF BREACH

     The waiver of breach of any provision of this Operating Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party or allowed it by law shall be cumulative and not exclusive of any other.

10.5 SEVERABILITY

     If any of the provisions of this Operating Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Operating Agreement or the application thereof.

10.6 ENTIRE AGREEMENT

     This Operating Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Operating Agreement supersedes and terminates any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties with respect to the subject matter hereof. The parties acknowledge and agree that there are no written or oral agreements, understandings, or representations, directly or indirectly related to this Operating Agreement or the subject matter hereof that are not expressly set forth herein.

10.7 INTERPRETATION

     Where appropriate in this Operating Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the feminine and neuter.



10.8 SURVIVAL OF PROVISIONS

     The rights and obligations of the parties under this Operating Agreement may not be assigned or delegated, except for the assignment of a Membership Interest in compliance with and subject to the terms and conditions of Article VIII hereof.

10.9 NOTICE

     All notices required to be sent by this Operating Agreement shall be personally delivered or mailed by certified or registered mail to the addresses of the Members indicated in the books of the Company. Notice of any change of address by a Member shall be mailed to the Company by certified mail to the registered office of the Company.

10-10 COUNTERPARTS

     This Operating Agreement may be executed in duplicate original counterparts and all copies of this Operating Agreement so executed shall be deemed to be one Agreement.



     IN WITNESS WHEREOF, the Members have signed this Operating Agreement effective the day and year first above written.



WITNESSES:                              THE COMPANY:


                                        LDM HOLDINGS, L.L.C.,
                                        A MICHIGAN LIMITED LIABILITY COMPANY


   Michael B. Lewis                     By:  Richard J. Nash
---------------------                      -----------------------------
   Michael B. Lewis                          Richard J. Nash
                                        Its: President

 Linda A. Christians
---------------------
 Linda A. Christians                    Date:  December 10, 1996
                                             --------------------


                                        MEMBERS:



                                        LDM TECHNOLOGIES, INC., F/K/A
                                        LDM INDUSTRIES INC.,
                                        A MICHIGAN CORPORATION



   Michael B. Lewis                     By:  Richard J. Nash
 --------------------                      ----------------------------
   Michael B. Lewis                          Richard J. Nash
                                        Its: President


 Linda A. Christians
---------------------
 Linda A. Christians                    Date:  December 10 , 1996
                                             --------------------

                                         LDM HOLDING CANADA, INC.,

                                         A MICHIGAN CORPORATION

Michael B. Lewis                         By:  Richard J. Nash
------------------------------------        --------------------------------
Michael B. Lewis                              Richard J. Nash
                                         Its: President

Linda A. Christians
------------------------------------
Linda A. Christians                      Date: December 10, 1996
                                              ------------------------------